Exhibit 10.22(b)

ADDENDUM TO LEASE DATED JULY 6, 1994, BY AND BETWEEN H-K ASSOCIATES (LESSOR) AND VIDEONICS, INC. (LESSEE) FOR PREMISES AT 1370 DELL AVENUE, CAMPBELL, CALIFORNIA 95008.

The following are additional terms and conditions to the above referenced Lease.

48. OPTION:

Lessee shall have the option to cancel the lease after April 1, 1997, provided Lessee gives at least 180 day notice prior to cancellation.

49. REPLACEMENT OF MAJOR EQUIPMENT:

Any replacement of capital equipment by Lessor pursuant to paragraph 7.2 as well as, heating and air conditioning, shall be amortized over the depreciable Life (of 10 years) of such equipment, and Lessee shall pay his prorata share thereof based on the remaining years of the Lease.

50. STRUCTURE OF BUILDING:

With reference to paragraph 7.1 and 7.4 Lessee shall not be responsible for repairs to the foundation, exterior walls or the roof, unless damage is caused by Lessee.

51. TENANT IMPROVEMENTS:

(a)   Lessee shall accept the premises in its present condition.

(b)   Lessee shall construct access to additional premises and install vinyl floor tile as needed. Should any exiting changes be required, due to Lessee’s use, at no time shall Lessee’s cost exceed $15,000.00 total. Additionally, Lessor agrees to install one rear exit door, if required, at Lessor’s expense.

52. INSURANCE:

Lessor agrees to maintain the current deductible and present coverage level for the premises through the full term of the Lease.

53. DEFINITIONS:

(a)               “Environmental Health and Safety Laws” means for purposes of this Lease any and all federal, state, or local, statutes, laws (including common or case law), regulations, or governmental restrictions, mandates, or prohibitions, as in effect and interpreted at any time during the term of the Lease or thereafter, relating to human health (including without limitation the safety and health of employees and the public) or environment or to emissions, discharges, Releases or threatened Releases of Hazardous Substances into the Environment, or the clean-up or other remediation thereof or investigation or other response thereto.

(b)         “Hazardous Materials” means for purposes of this Lease any pollutants, contaminates, petroleum, petroleum products, chemicals, or industrial, toxic, caustic, radioactive, reactive, explosive or hazardous substances or wastes as defined, without limitation, by any Environmental, Health and Safety Laws.

54. HAZARDOUS MATERIALS ACTIVITIES.

Lessor makes the following representations to Lessee, each of which is made to the best of Lessor’s knowledge as of the date of the Lease and as of the commencement date.

(a)     The soil and ground water in, under, on or about the Parcel does not contain Hazardous Materials (as defined below) in the amounts which violate any Enviromental, Health and Safety Laws to the extend that any federal, state or local governmental entity could require Lessor or Lessee to take any remedial action with respect to such Hazardous Materials.

(b)    No litigation has been brought or threatened, nor any settlement reached with any federal, state or local government entity or private party, concerning the actual or alleged presence of Hazardous Materials in, under, on or about the Parcel or any disposal, release, or threatened release of Hazardous Materials in or about the Parcel.

(c)     During the time that Lessor has owned the Project, Lessor has received no notice of (i) any violation, or alleged violation, of any Hazardous Material law that has not been corrected to the satisfaction of the appropriate authority, (ii) any pending claims relating to the presence of Hazardous Material on the Parcel, or (iii) any pending investigation by any government agency concerning the Parcel relating to Hazardous Materials.

To the extent caused by Lessee or Lessee’s employees, agents or contractors and to the extent occurring after execution of this lease, Lessee agrees to indemnify Lessor, defend with counsel acceptable to Lessor, and hold Lessor harmless from and against any claims (including real and personal property damage), actions, administrative proceedings (including informal proceedings), judgments, damages, punitive damages, penalties, fines, costs, liabilities (including sums paid in settlement of claims), interests or losses, attorneys’ fees, including any fees and expenses incurred in enforcing this indemnity from or in connection with the presence, suspected presence, release or suspected release of any Hazardous Materials whether into the air, soil, surface water or ground water at the Parcel, or any other violation of any Environmental, Health and Safety laws.

To the extent caused by Lessor or Lessor’s employees, agents or contractors, or prior occupants, and to the extent occurring prior to extension of this lease or arising from acts, omissions or conduct occurring prior to the extension of this lease, Lessor agrees to indemnify Lessee, defend with counsel acceptable to Lessee, and hold Lessee harmless from and against any claims (including real and personal property damage), actions, administrative proceedings (including informal proceedings), judgments, damages, punitive damages, penalties, fines, costs, liabilities (including sums paid in settlement of claims), interests or losses, attorneys’ fees, including any fees and expenses incurred in enforcing this indemnity from or in connection with the presence, suspected presence, release or suspected release of any Hazardous Materials whether into the air, soil, surface water or ground water at the Parcel, or any other violation of any Environmental, Health and Safety Laws.

H-K ASSOCIATES		VIDEONICS INC.

By:	/s/ Phillip Kronzer	By:	/s/ Jim McNeill

Title:	General Partner	Title:	VP of Finance

Date:	7/26/94	Date:	7/26/94